UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 28, 2007

SYNOVA HEALTHCARE GROUP, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-51492	91-1951171
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1400 N. Providence Road, Suite 6010, Media, Pennsylvania 19063

(Address of principal executive offices) (Zip Code)

(610) 565-7080

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) On September 28, 2007, Ronald S. Spangler, Ph.D., notified us that he has resigned from the board of directors effective immediately. Dr. Spangler will remain as our Chief Scientific Officer.

(d) Our board of directors has appointed Marie E. Pinizzotto, M.D., as a director effective October 4, 2007 to fill one of the two vacant positions on the board. Dr. Pinizzotto has also been named to the Compensation Committee. Dr. Pinizzotto shall serve until the date of the 2008 Annual Meeting of Stockholders, and until her successor is duly elected and qualified or until her earlier resignation or removal.

In addition, the board of directors granted to Dr. Pinizzotto a restricted stock award with a market value of approximately $32,500 based on the closing price of our common stock on October 4, 2007 pursuant to the Synova Healthcare Group, Inc. 2005 Equity Incentive Plan. This restricted stock award vests in full on October 4, 2008 and such vesting is contingent on the continued membership of Dr. Pinizzotto on the board of directors as of and through the date of our 2008 Annual Meeting of Stockholders.

Dr. Pinizzotto has been board certified in obstetrics and gynecology, and is currently the President of Drug Safety Solutions, L.L.C., Wilmington, DE. She has previously held positions with Endo Pharmaceuticals, Inc. and Wyeth Research. Dr. Pinizzotto graduated magna cum laude with a Bachelor of Science - Chemistry degree from the University of Pittsburgh, and received her Doctorate of Medicine from Jefferson Medical College at Thomas Jefferson University.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 4, 2007

SYNOVA HEALTHCARE GROUP, INC.

By:	/s/ Stephen E. King
Name:	Stephen E. King
Title:	Chairman and Chief Executive Officer